Exhibit 19.1

VICTORIA’S SECRET & CO.
INSIDER TRADING POLICY
Revised January 18, 2023

INTRODUCTION
Victoria’s Secret & Co.’s (the “Company”) values are at the heart of everything we do, and as associates we know it matters how we play the game. Doing what is right means following our beliefs – and the rules – even when no one is watching. One of the rules outlined in our Code of Conduct is a prohibition against insider trading.

Insider trading is defined as improper trading of the stock or other securities of a company with knowledge of material information concerning that company that is not generally available to other investors. It’s a practice that violates federal and state securities laws and can result in significant criminal penalties. In light of the severity of the possible penalties, both to you and to the Company, the Company’s Board of Directors has established this Insider Trading Policy (the “Policy”) to help associates avoid inadvertent violations of the law.

You are responsible for complying with this Policy and applicable securities laws, and for ensuring compliance by any household member or entity whose transactions are subject to this Policy. If you have questions about the Policy or insider trading in general, please contact the Chief Legal Officer or the Insider Trading team at InsiderTradingVS@victoria.com.

POLICY
Federal and state securities laws prohibit any person who is aware of material non-public information about a company from trading the stock or other securities of that company. These laws also prohibit a person from disclosing or “tipping” material non-public information to other persons who may trade on the basis of that information. Violation of these laws subjects a person to personal liability and potential criminal penalties.

“Material information” about a company is information that a reasonable investor would find important in determining whether or not to trade a security or the disclosure of which could reasonably be expected to affect the market price of the company’s securities. Material information may be positive or negative. It is not possible to identify in advance all information that would be deemed material; however, the following types of information would normally be considered material in the context of securities laws:
•Projections of future earnings or losses, or other financial guidance
•Earnings, sales, revenue, or other financial-results information that is inconsistent with financial guidance previously issued by the Company
•Potential restatements of the Company’s financial statements
•Pending or proposed mergers, acquisitions, tender offers or joint ventures
•Pending or proposed acquisition or disposition of significant assets
•Changes in senior management or the Board of Directors of the Company
•Actual or threatened litigation or government investigations or major developments in such matters
•Actual or potential significant operational disruption and the remediation status of such disruption
•New products or discoveries or developments regarding partners or suppliers (e.g., acquisition or loss of a contract) of a significant nature
•Changes in the Company’s independent public accounting firm or notification that the Company may no longer rely on an accounting firm’s audit report
•Impending bankruptcy or financial liquidity problems
•Bank borrowings or other financing transactions out of the ordinary course
•Changes in dividend policy, declaration of stock splits, or public or private sales of additional stock or debt securities
•The establishment of a repurchase program for Company securities
•Significant cybersecurity incidents

Information is “non-public” if it has not been broadly disseminated to the general public through a report filed with the Securities and Exchange Commission (“SEC”) or through major newswire services, national news services or financial news services.

PERSONS SUBJECT TO THE POLICY
The Policy applies to all members of the Board of Directors and Associates of the Company. For purposes of the Policy, the term “Associates” refers to all employees, officers, consultants and contractors of the Company. In addition, the Policy applies to any other persons designated by the Chief Legal Officer or Chief Financial Officer who may receive material non-public information about the Company from time to time.

The Policy also applies to family members1 and other persons sharing your household, as well as any person or entity whose transactions in Company securities are subject to your direct or indirect influence or control.

Certain individuals, including Section 16 Insiders and Insider Associates (defined below), are more likely than others to have material non-public information about the Company.

Section 16 Insiders. “Section 16 Insiders” are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules promulgated thereunder. Section 16 Insiders will be notified by the Chief Legal Officer of their designation and obligations under Section 16 of the Exchange Act.

Insider Associates. From time to time, the Company will identify Associates who, as part of the normal course of their job duties, may have frequent access to material non-public information concerning the Company. These Associates are designated “Insider Associates.”

For purposes of this Policy, Section 16 Insiders and Insider Associates are collectively referred to as “Insiders.”

APPLICABILITY TO TRANSACTIONS INVOLVING COMPANY SECURITIES
This Policy applies to all transactions in the Company’s securities, including its common stock trading on the NYSE under the ticker symbol “VSCO” and any other securities issued by the Company, including debt instruments, preferred stock and convertible debentures, as well as derivative securities relating to the Company’s stock, whether or not issued by the Company, such as warrants and publicly-traded options. For purposes of this Policy, the term “trade” refers to any transaction in the Company’s securities, including a sale, purchase, exchange, or offer to sell, purchase, or exchange. Purely administrative transfers where Company securities are transferred (without a sale) from one account to another, if both accounts have the same owner(s) and beneficiary(ies), are exempt from the Policy, e.g. if an Associate transfers his shares from his personal account at Morgan Stanley to his personal account at Fidelity.

Stock Options. This Policy does not apply to the exercise of a stock option granted by the Company and the holding of shares issued as a result of such exercise, or to the exercise of a tax withholding right pursuant to which the Company withholds shares subject to such option to satisfy tax withholding requirements. However, the subsequent sale of shares issued under the stock option and the sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash necessary to pay the exercise price of the option are subject to the trading restrictions and prohibitions of this Policy.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which the Company withholds shares to satisfy tax withholding requirements upon the vesting of any restricted stock.

However, any market sale of restricted stock is subject to the trading restrictions and prohibitions of this Policy.

Associate Stock Purchase Plans and Benefits Plans. The trading restrictions and prohibitions in the Policy do not apply to periodic contributions by the Company or Associates to associate stock purchase plans or associate benefit plans (e.g., a pension plan or 401(k) plan), which is used to purchase Company securities pursuant to the Associate’s advance instruction. However, no Associate may, while in possession of material non-public information or, if such Associate is an Insider, during a closed Trading Window (as defined below) alter his or her instructions regarding the level of withholding or the purchase of Company securities in such plans. Any sale of securities acquired under such plans is subject to the prohibitions and restrictions of this Policy.

1 For purposes of this Policy, your “family members” means family members who reside with you (which may include your spouse, children, stepchildren, grandchildren, parents, stepparents, parents-in-law, grandparents, and siblings) and family members who do not live in your household but whose transactions in Company securities are directed by you or subject to your influence or control.

Transactions in Mutual Funds. Transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy.

SPECIAL AND PROHIBITED ACTIVITIES
The Company’s directors, Associates and other persons subject to this Policy are prohibited from trading Company securities while in possession of material non-public information about the Company. Directors, Associates, and other persons subject to this Policy may not:

•Buy, sell or exchange Company securities while in possession of material non-public information related to the Company, except pursuant to an approved trading plan that complies with Rule 10b5-1 promulgated under the Exchange Act (see Exhibit A for guidelines for establishing Rule 10b5-1 trading plans). Loans, gifts, charitable donations and other contributions of Company securities are also subject to this prohibition;
•Advise others to trade or not to trade Company securities while in possession of material non-public information;
•Communicate material non-public information to Associates whose jobs do not require them to have that information, or to any other persons, including family members, friends and significant others, until such time as the information has been publicly disseminated; or
•Engage in any other action to take personal advantage of the information.

In addition, Associates and directors in possession of material non-public information related to another company learned as a result of their relationship with Victoria’s Secret & Co. may not trade such company’s securities, express an opinion as to the desirability of trading such company’s securities, or otherwise use such information for personal gain.

The Company has determined that there may be a heightened legal risk or the appearance of improper or inappropriate conduct if Insiders engage in certain types of transactions as outlined below.

Short Sales. A short sale is a sale of a security by an investor who does not actually own the stock. Short sales of the Company’s securities indicate an expectation on the part of the seller that the market value of the securities will decline. Short sales may reduce an Insider’s incentive to improve the Company’s performance or stock price. For these reasons, the Company prohibits short sales of the Company’s securities by Insiders. In addition, Section 16 of the Exchange Act expressly prohibits Section 16 Insiders from engaging in short sales.

Publicly-Traded Options. Publicly-traded options are contracts that allow an investor to make a bet on the short-term movement of a company’s stock price. Options are speculative in nature, and their use by Insiders can create the appearance of impropriety or that the Insider is focused on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions by Insiders in publicly-traded put options, call options or other derivatives of the Company’s securities are prohibited. (Options positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging or Monetization Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including the use of financial instruments such as prepaid variable forwards, equity swaps and collars. Such hedging and monetization transactions allow an owner of securities to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential upside appreciation of the stock. When that occurs, the Insider may no longer have the same objectives as the Company’s other stockholders. Therefore, Insiders are prohibited from engaging in any such hedging or monetization transactions.

Margin Accounts and Pledges. Insiders are not permitted to use Company securities as collateral for a margin account or to secure a loan. Pledging of Company securities is prohibited because a foreclosure sale or other forced sale or liquidation of Company securities may occur at a time when you are aware of material non-public information, which may be deemed unlawful. Further, the forced sale of a significant amount of Company securities may negatively impact the Company’s stock price, posing a risk to the investments of the Company’s stockholders.

Gifting. Insiders who want to gift Company securities at any time must first consult with the Chief Legal Officer and obtain pre-clearance for the gift transaction.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 trading plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when the Insider is in possession of material non-public information or when the Trading Window is closed. Insiders may enter into standing and limit orders and effect trades under such standing and limit orders only during an open Trading Window and when not aware of material non-public information. In addition, Section 16 Insiders are required to obtain pre-clearance from the Chief Legal Officer to enter into or execute a standing or limit order.

SELECTIVE DISCLOSURE OF MATERIAL NON-PUBLIC INFORMATION
The Company is required under federal securities laws to avoid selective disclosure of material non-public information. In other words, the Company generally cannot disclose material non-public information to only certain investment advisors, analysts, investment companies and stockholders without disclosing that information to all such persons. Accordingly, the Company has procedures for disclosing material non-public information in such a manner as to ensure the broadest possible public dissemination. Directors and Associates, therefore, may not disclose material non-public information to anyone who is not a director or Associate of the Company, including family, friends, and significant others, unless authorized to do so by the Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer, and such disclosure is in accordance with established procedure. Any inquiries from non-Associates regarding material non-public information about the Company should be referred to Investor Relations.

ADDITIONAL TRADING RESTRICTIONS APPLICABLE TO INSIDERS
Trading Window. Insiders as well as any household member or entity under control of such persons are prohibited from trading Company securities except during an open Trading Window. A “Trading Window” is a period of time designated by the Company during which Insiders are generally permitted to trade Company securities (an “open” Trading Window) or are prohibited from trading Company securities (a “closed” Trading Window). Even during an open Trading Window, Insiders and other persons subject to the Policy are prohibited from selling, purchasing, exchanging, gifting or otherwise trading Company securities while in possession of material non-public information. From time to time, the Company may impose special blackout periods during which certain Insiders, all Insiders, or potentially a larger group of Associates, are prohibited from trading Company securities even though the Trading Window might otherwise be open. The Chief Legal Officer will advise Insiders of the commencement and termination of open Trading Windows. The foregoing trading restrictions do not apply to trades made under an approved Rule 10b5-1 trading plan established during an open Trading Window.

Trading in the Company’s securities during an open Trading Window should not be considered a “safe harbor,” and all Insiders should use good judgment at all times and never trade Company securities while in possession of material non-public information.

Pre-Clearance. To facilitate compliance with this Policy and applicable laws, Section 16 Insiders as well as any household member or entity under control of such persons must pre-clear any transactions in Company securities (including gifts) with the Chief Legal Officer, including during an open Trading Window. Pre-clearance must be requested at least two trading days before the planned execution of the transaction, and the transaction must be executed within the period indicated on the approved pre-clearance form.

Transactions Reporting. To facilitate timely and appropriate disclosures required pursuant to Section 16 of the Exchange Act, Section 16 Insiders must report all acquisitions and dispositions of the Company’s equity securities, whether or not issued by the Company, including purchases, sales, exchanges, gifts and other transfers (excluding purely administrative transfers), within one business day of execution.

Profits from the Purchase and Sale of Securities within Six Months. For the purpose of preventing the unfair use of information which may have been obtained by a Section 16 Insider by reason of his or her relationship to the Company, Section 16 Insiders are prohibited from receiving profits from any purchase and sale or sale and purchase of the Company’s equity securities within a six-month period. Any such profits must be surrendered to the Company in accordance with Section 16 of the Exchange Act. Under limited circumstances, a transaction may be exempted from this prohibition. Section 16 Insiders are directed to contact the Chief Legal Officer for additional information.

Post-Termination Transactions
This Policy continues to apply to transactions in Company securities even after termination of service with the Company. If an individual is in possession of material non-public information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. Individuals who were Section 16 Insiders remain subject to any closed Trading Window and the pre-clearance procedures and other Company-imposed trading restrictions specified in this Policy until the next open Trading Window after their termination.

VIOLATIONS
Penalties for violations of the antifraud provisions of federal and state securities laws are severe, both for the individuals involved in the unlawful conduct and their employers. Even if a person did not benefit personally from the violation, he or she could be subject to penalties. Penalties may include, but are not limited to, civil injunctions, disgorgement of profits, monetary penalties up to triple the profits gained or losses avoided, and criminal penalties including prison sentences. Associates should be aware that any violation of this Policy may also result in termination of employment. Anyone in doubt about the application of this Policy should consult with the Chief Legal Officer before proceeding with any transaction involving the Company’s securities or disclosing any material information related to the Company. You must report any violations of this Policy immediately to the Chief Legal Officer.

ADMINISTRATION
The Chief Legal Officer is responsible for:
•Administering the Policy and monitoring and enforcing compliance with the Policy’s provisions and procedures;
•Responding to all inquiries relating to this Policy and its provisions, including requests to review and approve Rule 10b5-1 trading plans prior to adoption;
•Designating and announcing open Trading Windows during which Insiders may generally trade Company securities or establish a Rule 10b5-1 trading plan;
•Ensuring that copies of this Policy and other appropriate materials are provided to current and new directors and Associates and such other persons designated as Insiders;
•Revising the Policy as necessary to reflect changes in federal or state securities laws or best practices; and
•Maintaining the accuracy of the Section 16 Insiders list and the list of Insider Associates.

EXHIBIT A

GUIDELINES FOR ESTABLISHING RULE 10B5-1 TRADING PLANS

Trading plans established pursuant to Rule 10b5-1 of the Exchange Act (referred to as “Rule 10b5-1 trading plans”) allow Insiders the flexibility to trade Company securities in compliance with SEC regulations and avoid certain limitations of the Company’s Insider Trading Policy. Rule 10b5-1 trading plans allow Insiders greater opportunity to trade Company securities, including during periods when the Trading Window is closed. Your Rule 10b5-1 trading plan must:
•be established at a time when you are not in possession of material non-public information related to the Company;
•be established only during an open Trading Window, with all authorizations obtained during the open Trading Window;
•for Insider Associates, provide that trades may not occur until at least 30 days after the adoption or modification of the plan; for Section 16 Insiders, provide that trades may not occur until the later of (i) 90 days after the adoption or modification of the plan or (ii) two business days following the disclosure of the Company’s financial results in a quarterly report on Form 10-Q or annual report on Form 10-K for the fiscal quarter in which the plan was adopted or modified (but in any event, trading can occur 120 days after the adoption or modification of the plan);
•expire no sooner than 6 months and no more than 1 year after the adoption date of the plan;
•prohibit trading under multiple Rule 105b-1 plans at the same time;
•for plans that authorize only a single transaction, be the only single-trade plan entered into during the prior twelve-month period;
•prohibit modifications, deviations or terminations unless in exceptional circumstances that are approved in advance by the Chief Legal Officer;
•for Insider Associates (excluding Section 16 Insiders), provide that, in the event of termination of the plan, a new Rule 10b5-1 trading plan cannot be implemented for a period of 60 days and is then subject to the cooling off periods outlined above;
•provide for the suspension of transactions under the trading plan in the event the Company should, in its sole discretion, determine that such a suspension is necessary and advisable; and
•prohibit transactions in Company stock outside the plan, with the exception of stock option exercises.

In addition, when adopting a Rule 10b5-1 trading plan, the trading plan must be in writing, approved by the Chief Legal Officer, and must:
•specify the amount of securities to be traded, the price at which the securities are to be traded and the date the securities are to be traded;
•include a written formula or algorithm for determining the amount of securities to be traded, the price at which the securities are to be traded and the date the securities are to be traded; or
•delegate to an independent third party discretion to determine the amount of securities to be traded, the price at which the securities are to be traded and the date the securities are to be traded, provided that such independent third party is not aware of material non-public information related to the Company.

Review of a Rule 10b5-1 trading plan by the Chief Legal Officer before adoption of the trading plan does not mean that the Company, the Chief Legal Officer, or any other associate of the Company assumes any liability or responsibility if the Insider or other entity fails to comply with the trading plan or applicable law.

Your Rule 10b5-1 trading plan must include the following representations:
•you are not in possession of any material non-public information related to the Company or its securities as of the date the trading plan is established;
•you are adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of federal or state securities laws;
•you agree to act in good faith with respect to the trading plan;
•you acknowledge that (i) you have no authority, influence or control over any actions by the broker or other third parties who are involved in executing the trading plan, (ii) you will not attempt to exercise any authority, influence or control over that broker or other third parties who are involved in executing the trading plan, and (iii) the broker or other third parties who are involved in executing the plan will not seek advice from you with regard to the manner in which it acts under the terms of the trading plan;
•you agree not to enter into corresponding or hedging transactions or positions with respect to the securities covered by the trading plan for the duration of the trading plan;
•you agree to not alter or deviate from the terms of the trading plan, or terminate the trading plan, without prior approval in writing from the Chief Legal Officer;
•you agree to timely make all filings required under the Securities Act of 1933 (“1933 Act”) and the Exchange Act;

•you acknowledge that the Company may, in its sole discretion, make public announcements regarding the trading plan in its press releases, quarterly reports on Form 10-Q, annual reports on Form 10-K, and other public filings with the SEC, including information related to the existence or adoption of the trading plan, and, to the extent required under applicable law, information as to the timing of the trades, and amount and price of the securities traded; and
•you agree that you and your broker will take any steps necessary to ensure your compliance with Rule 144 under the 1933 Act and Section 16(b) under the Exchange Act.

ACKNOWLEDGMENT OF
VICTORIA’S SECRET & CO. INSIDER TRADING POLICY

I acknowledge that I have received and read Victoria’s Secret & Co.’s Insider Trading Policy (the “Policy”). I certify that I understand the Policy and agree to comply with its provisions and restrictions. I understand that failure to comply with the Policy may subject me to disciplinary actions, including but not limited to termination of employment.

(Signature)

(Name – Please Print)

(Date)